Exhibit 99.1

CONTACT:
InvestorRelations@getcosi.com

Così, Inc. Reports 2015 Quarter 4 Comparable Restaurant Sales and Provides Business Update
Boston, MA – January 6, 2016 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported that estimated system-wide comparable restaurant sales for the 2015 Period 12 and 2015 Quarter 4, as measured for restaurants in operation for more than 15 months, recorded an aggregate increase of 2.1% and 0.7% respectively, as compared to the same periods in 2014.

The breakdown in estimated comparable restaurant sales between Company-owned and Franchise restaurants for the 2015 Period 12 and 2015 Quarter 4 are as follows:

	4 Weeks Ended	13 Weeks Ended
	Dec 28, 2015	Dec 28, 2015
Company-Owned*	1.7%	0.4%
Franchise	3.1%	1.4%
System-Wide	2.1%	0.7%

* Comparable locations are defined as restaurants in operation for more than 15 consecutive months as either Company-owned or Franchise locations.  The 13 Hearthstone restaurants were acquired by the Company on April 1, 2015, and are not included in the reported Company-owned estimated comparable restaurant sales.  For the 2015 Period 12 and 2015 Quarter 4, the Hearthstone locations recorded an aggregate increase in comparable restaurant sales of 6.9% and 3.8% respectively, as compared to the same periods in 2014.

"Our focus on execution, guest service, and marketing drove the comparable sales growth we expected in our corporate and franchised markets in the period and quarter. In fact, 30% of our restaurants experienced double-digit growth in the period," stated RJ Dourney, Cosi's President and CEO. "I am excited about the momentum we have going into 2016, and the team remains focused on our disciplined approach to realize a successful turnaround," Dourney went on to say.

Business Update

The Company also reported the following business updates through the 2015 Quarter 4:

Overhead functions have been restructured in alignment with the Company's entrepreneurial and innovative culture, leading to the elimination of 11 roles, non-personnel savings, and an overall expected annual reduction in General & Administrative uses of cash of $2.5 million entering fiscal 2016.

The closure of one location in New York City at 1633 Broadway occurred on January 2, 2016. The Company also confirmed its plan to close 3 additional locations in other markets as part of its ongoing strategy to address the bottom 25% locations in restaurant level cash flows. In addition, the Company is actively pursuing an exit strategy for 6 other locations and is evaluating other options for the remaining restaurants in the bottom 25%.

"We expected to be at the low-point of our cash position going into last year's fourth quarter through the end of first quarter this year, and proactively implemented a disciplined cash preservation plan," said Dourney. "As a result, we are making progress reducing our historical cash burn and positioning ourselves to continue with the next phase of the turnaround.  More importantly I am very pleased by the sustained progress in the profitability of our restaurants, the reduced G&A costs, and the execution of our bottom 25% strategy," Dourney went on to say.

About Così, Inc.
Così (http://www.getcosi.com) is an international fast casual restaurant company.  At the heart of every Così® restaurant is an open-flame stone-hearth oven where the Così® signature flatbread is made from scratch throughout the day.  The flatbread is made from a generations-old recipe and is part of many Così® favorites. Così® was founded on the idea that good-for-you food should be delicious.  Menu items are made using fresh ingredients and distinctive sauces and spreads to create edgy flavors.  The menu features made-to-order sandwiches, hand-tossed salads, bowls, breakfast wraps, melts, all natural soups, signature Squagels®, artisan flatbread pizzas, S`mores, snacks and desserts.  Guests can also enjoy handcrafted beverages and a variety of coffee-based and specialty beverages.

Così® employees create a welcoming environment where guests are invited to relax and enjoy great food.  In many cases, Così® is the cornerstone of the communities that they are in and take pride in supporting community organizations and local charities. There are currently 78 Company-owned and 31 franchise restaurants operating in fifteen states, the District of Columbia, Costa Rica and the United Arab Emirates.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Miguel Rossy-Donovan
Chief Financial Officer
(857) 415-5020